Exhibit 15.1

Grant Thornton 4th Flr.,Scitech Place, 22 Jianguomen Wai Ave., Chaoyang Dist., Beijing, 100004 T +86 (10) 8566 5588 F +86 (10) 8566 5120 www.GrantThornton.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 6, 2014, with respect to the consolidated financial statements and schedule in the Annual Report of China Finance Online Co. Limited, its subsidiaries, its variable interest entities ("VIEs") and its VIEs' subsidiaries on Form 20-F for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of China Finance Online Co. Limited, its subsidiaries, its variable interest entities ("VIEs") and its VIEs' subsidiaries on Forms S-8 (File No. 333-157670, No.333-139192, and No 333-123802) and Form S-8/A (File No. 333-139192).

/s/ Grant Thornton
Grant Thornton
Beijing, People’s Republic of China

May 6, 2014